================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Union Pacific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Union Pacific Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     fee was paid previously. Identify the previous filing by registration
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

                                                       Notice of Annual Meeting
[LOGO OF UNION PACIFIC CORPORATION APPEARS HERE]                of Shareholders

   1717 Main Street
   Suite 5900
   Dallas, TX 75201-4605

   To the Shareholders:                                          March 12, 1999

     You are hereby notified that the 1999 Annual Meeting of Shareholders of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 16, 1999 for the following purposes:

     (1) to elect 13 directors, each to serve for a term of one year;

     (2) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company;

     (3) to consider and vote upon a shareholder proposal if presented at the meeting; and

   to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 8, 1999 are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the meeting in person.

                                           Carl W. von Bernuth
                                           Senior Vice President,
                                           General Counsel and Secretary

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

    (The enclosed return envelope requires no postage if mailed in the United
                                    States.)

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        For Annual Meeting of Shareholders to Be Held on April 16, 1999

                                                                 March 12, 1999

  This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 16, 1999 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 12, 1999.

  The close of business on February 8, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 247,566,077 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

  Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

  All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

  The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

  Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 13, 1999 and comply with the other requirements of Rule 14a-8.

  Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2000 Annual Meeting that the shareholder does not seek to include in the Company's proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before January 17, 2000, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company's proxy statement pursuant to SEC Rule 14a-8, the Company's By-Laws provide that to be considered at the 2000 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on December 18, 1999 and ending on January 17, 2000 and must contain the information specified by and otherwise comply with the Company's By-Laws. Any shareholder wishing to receive a copy of the Company's By-Laws should direct a written request to the Secretary at the Company's executive offices.

                         (1) ELECTION OF 13 DIRECTORS

  Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 13 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 13 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. Mr. Anschutz has been nominated as a director pursuant to the Anschutz Shareholders Agreement, as described under "Certain Relationships and Related Transactions-Agreement with Anschutz Shareholders".

  As of February 8, 1999 all directors and executive officers as a group beneficially owned 17,107,821 shares of Common Stock, representing 6.81% of the outstanding Common Stock, of which 3,491,579 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days pursuant to stock options. No director or nominee for director other than Mr. Anschutz beneficially owned more than 0.46% of the outstanding Common Stock. Mr. Anschutz beneficially owns 5.05% of the outstanding Common Stock, and, pursuant to the Anschutz Shareholders Agreement, such shares are required to be voted in accordance with the recommendations of the Board of Directors in the election of directors.

  John R. Meyer will retire from the Board at the 1999 Annual Meeting, and his service as a director of the Company will end at that time. The Board of Directors acknowledges, with utmost gratitude and respect, the over 20 years of service, including nearly 10 years as Chair of the Finance Committee, that Mr. Meyer has given the Company. His vast experience and expertise in the transportation field will be missed. The Board wishes him every happiness in his future endeavors.

  Thomas A. Reynolds, Jr., who has served as a director since 1989, will also retire as a director following this year's Annual Meeting. The Board wishes to express its deep appreciation to Mr. Reynolds for his significant contributions and special blend of humor and leadership, and wishes him and his family the very best in the years to come.

  The following tables set forth certain information on the nominees for director, including Common Stock beneficially owned as of February 8, 1999 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts for non-employee directors credited to their Stock Unit Accounts. See "Compensation of Directors" for a discussion of the Stock Unit Grant and Deferred Compensation Plan. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company's Common Stock.

                                                         Equity Ownership (a)
                                                         --------------------
             Name and Principal Occupation                 UPC       UPC
                     or Employment                        Units     Shares
             -----------------------------               --------------------
Philip F. Anschutz                                         2,658   12,497,059(b)
 Chairman of the Board, Chief Executive Officer and a
  director, The Anschutz Corporation and Anschutz
  Company (the corporate parent of The Anschutz
  Corporation), energy, transportation, communications
  and real estate, Denver, CO. Director, Forest Oil
  Corporation, Qwest Communications International Inc.
  Director and Vice Chairman of the Company since 1996.
  Age 59.

Robert P. Bauman                                             928        3,785
 Retired Chief Executive, SmithKline Beecham p.l.c.,
  pharmaceuticals and consumer products, Parsippany, NJ.
  Director, CIGNA Corporation, Morgan Stanley, Dean
  Witter, Discover & Co., Reuters Holdings p.l.c., BTR
  Siebe p.l.c. Director of the Company since 1987. Age
  67.

Richard B. Cheney                                          2,901        2,185
 Chief Executive Officer and a director, Halliburton
  Company, specialized services for the petroleum
  industry, Dallas, TX. Director, Electronic Data
  Systems Corp., The Procter & Gamble Company. Director
  of the Company since 1993. Age 58.

                                                        Equity Ownership (a)
                                                        ---------------------
             Name and Principal Occupation                UPC        UPC
                     or Employment                       Units      Shares
             -----------------------------              ---------------------
E. Virgil Conway                                           1,631       17,785
 Chairman and a member of the Board, Metropolitan
  Transportation Authority, public transportation, New
  York, NY. Director, Accuhealth, Inc., Centennial
  Insurance Company, Trism, Inc. Trustee, Atlantic
  Mutual Insurance Company, Consolidated Edison Company
  of New York, Inc., Urstadt Biddle Properties, Inc.,
  Mutual Funds Managed by Phoenix Duff & Phelps.
  Director of the Company since 1978. Age 69.

Richard K. Davidson                                          --     1,150,060(c)
 Chairman, President and Chief Executive Officer of the
  Company and Chairman and Chief Executive Officer of
  Union Pacific Railroad Company, a subsidiary of the
  Company. Director of the Company since 1994. Age 57.

Thomas J. Donohue                                            333        1,785
 President and Chief Executive Officer, U.S. Chamber of
  Commerce, business federation, Washington, DC.
  Director, Sunrise Assisted Living, Inc. Director of
  the Company since 1998. Age 60.

Spencer F. Eccles                                          1,484        9,785(d)
 Chairman and Chief Executive Officer, First Security
  Corporation, bank holding company, Salt Lake City,
  UT. Director, Anderson Lumber Co., First Security
  Bank, N.A., Zion's Cooperative Mercantile
  Institution. Director of the Company since 1976. Age
  64.

Ivor J. Evans                                                --        80,000(e)
 President and Chief Operating Officer of Union Pacific
  Railroad Company, a subsidiary of the Company.
  Director of the Company since March 1999. Age 56.

Elbridge T. Gerry, Jr.                                     1,933        4,672(f)
 Partner, Brown Brothers Harriman & Co., bankers, New
  York, NY. Director of the Company since 1986. Age 65.


                                                           Equity Ownership (a)
                                                           ---------------------
              Name and Principal Occupation                  UPC        UPC
                      or Employment                         Units      Shares
              -----------------------------                ---------------------
William H. Gray, III                                          1,591        2,114
 President and Chief Executive Officer, United Negro
  College Fund, Inc. (dba The College Fund/UNCF),
  educational assistance, Fairfax, VA. Director, The Chase
  Manhattan Corporation, Electronic Data Systems Corp.,
  MBIA Inc., The Prudential Insurance Company of America,
  Rockwell International Corporation, Warner-Lambert
  Company, CBS Corporation. Director of the Company since
  1991. Age 57.

Judith Richards Hope                                          1,343        4,385
 Senior Counsel, Paul, Hastings, Janofsky & Walker, law
  firm, Los Angeles, CA, New York, NY, and Washington, DC.
  Director, General Mills, Inc., Zurich Insurance
  Companies--American Division. Member, The Harvard
  Corporation (The President and Fellows of Harvard
  College). Director of the Company since 1988. Age 58.

Richard J. Mahoney                                            1,645        5,197
 Retired Chairman and Chief Executive Officer, Monsanto
  Company, agricultural, pharmaceutical and food products,
  St. Louis, MO. Distinguished Executive in Residence,
  Center for the Study of American Business, Washington
  University, St. Louis, MO. Advisory Director,
  Metropolitan Life Insurance Company. Director of the
  Company since 1991. Age 65.

Richard D. Simmons                                            1,526        4,752
 Retired President, International Herald Tribune,
  communications, Washington, DC. Director, J. P. Morgan &
  Co. Incorporated, Morgan Guaranty Trust Company of New
  York, The Washington Post Company, World Web Limited.
  Director of the Company since 1982. Age 64.

---------
(a) UPC Units and UPC Shares owned by Messrs. Meyer and Reynolds are as follows: Mr. Meyer, 1,796 Units and 8,943 Shares; Mr. Reynolds, 4,749 Units and 8,785 Shares.

(b) See "Security Ownership of Certain Beneficial Owners".
(c) Includes 964,418 shares of Common Stock subject to presently exercisable stock options and 16,272 restricted shares granted under the 1993 Stock Option and Retention Stock Plan. In addition, Mrs. Richard K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest in such shares.
(d) Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles' family.
(e) Represents restricted shares granted under the 1993 Stock Option and Restricted Stock Plan.
(f) Mr. Gerry also has shared voting or investment power with respect to 402,139 shares held in family trusts.
---------

  All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

  Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

  Mr. Philip F. Anschutz also served as President of The Anschutz Corporation and Anschutz Company until December 1996, and Chairman and a director of Southern Pacific Rail Corporation until September 1996. Mr. Robert P. Bauman was Chief Executive of SmithKline Beecham p.l.c. through April 1994 and non-executive Chairman of British Aerospace p.l.c. from April 1994 through May 8, 1998. Mr. Bauman was also Deputy Chairman of BTR p.l.c., manufacturing and engineering, from October 1997 to May 8, 1998 and was Chairman of BTR from May 8, 1998 to February 3, 1999. Mr. Richard B. Cheney served as Senior Fellow, American Enterprise Institute through September 30, 1995, President and Chief Executive Officer of Halliburton Company from October 1 through December 31, 1995, Chairman, President and Chief Executive Officer of Halliburton from January 1, 1996 through May 30, 1997, Chairman and Chief Executive Officer of Halliburton from May 31, 1997 to October 1, 1998 and Chief Executive Officer of Halliburton from October 1, 1998 to present. Mr. Richard K. Davidson was Chairman and Chief Executive Officer of the Railroad until August 15, 1995, Chairman of the Railroad until November 6, 1996 and Chairman and Chief Executive Officer of the Railroad since such date. Mr. Davidson has also been President of the Company since May 26, 1994, President and Chief Operating Officer of the Company since November 1, 1995 and Chairman, President and Chief Executive Officer of the Company since January 1, 1997. Mr. Thomas J. Donohue was President and Chief Executive Officer of the American Trucking Associations, the national organization of the trucking industry, through September 1997 and since such date has been President and Chief Executive Officer of the U.S. Chamber of Commerce. Mr. Ivor J. Evans was Senior Vice President of Emerson Electric Company, industrial motors and equipment, appliance components, electronics, power tools and valves, through September 14, 1998. Mrs. Judith Richards Hope was Senior Partner of Paul, Hastings, Janofsky & Walker through April 1997 and since such date has been Senior Counsel to such firm. Mr. Richard J. Mahoney was Chairman and Chief Executive Officer of Monsanto Company through March 31, 1995, Chairman of the Executive Committee and a director of Monsanto through March 1996 and since April 1, 1995 has been Distinguished Executive in Residence at Washington University in St. Louis. Mr. Richard D. Simmons was President of International Herald Tribune through March 31, 1996.

Compensation of Directors

  Directors who are not employees of the Company received in 1998 an annual retainer of $60,000 plus expenses. Directors were required to invest $24,000 of the retainer in the Stock Unit Account referred to below (representing 10% of the first quarter retainer installment, and 50% of each retainer installment beginning in the second quarter of 1998). Beginning in 1999, $30,000 of the retainer will be required to be invested in the Stock Unit Account. In addition, Chairs of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Income Account referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 equal annual installments and may be invested, at the option of the director, in either a Fixed Income Account or a Stock Unit Account. The Accounts are unfunded, unsecured obligations of the Company. The Fixed Income Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by five directors during 1998 totaled $127,500.

  Directors who are not employees of the Company receive $10 million of excess liability insurance coverage and have elected to receive $100,000 of term life insurance for which the Company paid total premiums of approximately $1,650 for each director in 1998. Directors may also elect to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Retired directors are also eligible to participate in a contributory medical program.

  Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Bauman, Cheney, Conway, Eccles, Gerry, Gray, Hope, Mahoney, Meyer, Reynolds and Simmons currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Future non-employee directors will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above. The amount of the credit was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. Such credit would be equal to 1,308 Stock Units based on a Company Common Stock price of $65 per share. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

  As part of its overall program to promote charitable giving, the Company has established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company has purchased $1 million of life insurance on each incumbent director, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation.

  Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, as amended, each individual who was a non-employee director on May 28, 1992, has received, and each individual elected as a non-employee director thereafter has received or will receive, an award of 1,785 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. As used above, "retirement" means termination of service as a director of the Company, if (a) the director at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (b) the director had served as a director of the Company for at least three years from the date restricted shares of Common Stock were granted to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of the Company, (ii) due to the fact that continued service as a director would be a violation of law, or
(iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

Governance of the Company

  In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

  During 1998, the Board of Directors met ten times. The directors also participated in 15 informal conference call meetings to receive management updates on operations at the Railroad. None of the directors attended fewer than 75% of the regularly scheduled meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 91%.

Committees of the Board

Executive Committee

  The current members of the Executive Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Robert P. Bauman, E. Virgil Conway, Richard K. Davidson, Judith Richards Hope and John R. Meyer.

  The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 1998.

Audit Committee

  The current members of the Audit Committee are Judith Richards Hope (Chair), Richard B. Cheney, Spencer F. Eccles, John R. Meyer, Thomas A. Reynolds, Jr., and Richard D. Simmons.

  The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met three times in 1998.

Finance Committee

  The current members of the Finance Committee are John R. Meyer (Chair), Philip F. Anschutz, Spencer F. Eccles, Elbridge T. Gerry, Jr., William H. Gray, III, Judith Richards Hope and Richard J. Mahoney.

  The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 1998.

Compensation and Benefits Committee

  The current members of the Compensation and Benefits Committee are E. Virgil Conway (Chair), Robert P. Bauman, Richard B. Cheney, William H. Gray, III, Thomas A. Reynolds, Jr. and Richard D. Simmons.

  The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's Executive Incentive and Stock Option and Retention Stock Plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for reviewing and recommending to the Board all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See Pages 21-27 for the Committee's report on 1998 compensation and stock ownership programs. The Committee met five times in 1998.

Corporate Governance and Nominating Committee

  The current members of the Corporate Governance and Nominating Committee are Robert P. Bauman (Chair), Philip F. Anschutz, Richard B. Cheney, Elbridge T. Gerry, Jr., and Richard J. Mahoney.

  The Committee assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director and recommends candidates to the Board of Directors as nominees for director for election at the Annual Meetings or to fill such Board vacancies as may occur during the year.

  The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. The Committee reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In this connection the Committee periodically reviews the composition and activities of the Board, including but not limited to committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership. The Committee also assesses and refines on an ongoing basis the process of CEO evaluation and coordinates with the Compensation and Benefits Committee on implementation.

  The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2000 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on December 18, 1999 and ending on January 17, 2000 and include sufficient biographical material to permit an appropriate evaluation of the candidate and comply with all other procedures contained in the Company's By-Laws. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. The Committee met three times in 1998.

Corporate Governance Guidelines and Policies

  The Board has adopted and refined from time to time the guidelines and policies set forth below, and they are published herein to inform shareholders of the Board's thinking with respect to selected corporate governance issues considered to be of significance to shareholders. The Board, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to ensure the effective and efficient governance of the Company.

  Board Meeting Agendas. The Board permits the origination by directors and the management of the Company of action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

  Distribution of Board Materials. The Board recommends that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

  Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

  Board Size. The Board amended this guideline in November 1998 to recommend taking the necessary steps over time to reach a Board size of ten to 12 members with no more than two inside directors. The Board will be at 13 members following this year's Annual Meeting.

  Board Independence. The Board has established the criteria that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation and Benefits Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

  CEO Service on Outside Boards. The Board recommends that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

  New Director Orientation. The Board requests that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

  Board Committee Meeting Agendas. The Board recommends the inclusion of items on Board Committee agendas as developed by the departments of the Company that administer the area of responsibility charged to each committee, and permits committee members to suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

  Board Member Compensation. The Board considers it desirable that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee recommended in February 1998, and the Board approved, amending the Stock Unit Grant and Deferred Compensation Plan, effective with payment of the second quarter retainer in July 1998, to require that the amount of the annual retainer that is required to be invested in each director's Stock Unit Account be increased from 10% to 50%, with the result that each director will receive an annual amount of $30,000 cash unless otherwise deferred and quarterly credits totaling a minimum of $30,000 annually to the Stock Unit Account.

  Board Member Pensions. The Board eliminated the non-employee director pension plan for directors who begin service after January 1996. New directors are to receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service.

  Board Member Equity Ownership Target. The Board recommends that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

  Evaluation of the Chairman and CEO. The Corporate Governance and Nominating Committee, in conjunction with the Compensation and Benefits Committee, in 1997 modified the practice previously utilized by the Board and developed a written procedure, including a Mission Statement for the Chairman and CEO, which was presented to and confirmed by the full Board, for evaluating the Chairman and CEO. This process involves the distribution of a questionnaire and business objectives summary to all non-employee directors prior to the January Board meeting. The questionnaire provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary become the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an Executive Session of the Board, without the CEO or any member of management present, of Company and CEO performance for the year. The Compensation and Benefits Committee then meets following the Executive Session to determine bonuses, if any, to be awarded to the CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Compensation and Benefits Committee then review with the CEO his performance and any recommended areas for improvement.

  Change in Principal Occupation. On recommendation of the Corporate Governance and Nominating Committee, the Board in November 1998 adopted a new policy with respect to the retirement of directors from their principal occupation, reading as follows: A director shall submit his or her resignation from the Board of Directors to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance upon a director's retirement, resignation or other significant change in professional duties and responsibilities.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, except as described in the next sentence, none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 1998. A form timely filed on behalf of John B. Gremillion, Jr., retired Vice President-Taxes, on February 9, 1998, inadvertently omitted a reduction of certain beneficial holdings and derivative securities held by Mr. Gremillion. The omission was promptly corrected after it was discovered and an amended filing was made February 26, 1998.

Security Ownership of Certain Beneficial Owners

  The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

   Names and Addresses              Number of Shares of Common Percent of
   of Beneficial Owners              Stock Beneficially Owned    Class
   --------------------             -------------------------- ----------
   Philip F. Anschutz                       12,497,059(a)         5.05%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

   The Anschutz Corporation                 12,495,274            5.05%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

   J. P. Morgan & Co. Incorporated          15,572,081(b)         6.29%
   60 Wall Street
   New York, New York 10260

---------
(a) Includes 1,785 shares granted to Mr. Anschutz under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation and 12,495,274 shares owned by The Anschutz Corporation. Does not include shares owned by Anschutz Foundation, a party to the Anschutz Shareholders Agreement described below. Mr. Anschutz disclaims beneficial ownership of the shares owned by Anschutz Foundation. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation, and is a director of Anschutz Foundation.
(b) Based on information contained in Schedule 13G filed by J. P. Morgan & Co. Incorporated (Morgan) with the SEC with respect to shares of Common Stock owned on December 31, 1998. According to the filing, on that date Morgan had sole and shared power to vote 11,325,213 and 326,488, respectively, of such shares, and had sole and shared power to dispose of 14,993,750 and 552,581, respectively, of such shares.
---------

Certain Relationships and Related Transactions

Agreement with Anschutz Shareholders

  In connection with the Company's acquisition (the Acquisition) of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that the Company would elect Mr. Anschutz, or another individual selected by TAC and reasonably acceptable to the Board of Directors of the Company (such individual being referred to as the Anschutz Designee), as a director of the Company. In accordance with the terms of the Anschutz Shareholders Agreement, Mr. Anschutz was elected to the Board in September 1996. Currently, Mr. Anschutz beneficially owns 5.05% of the Company's outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners".

  Pursuant to the Anschutz Shareholders Agreement, following the initial appointment of the Anschutz Designee as a director, until September 2003 (subject to earlier termination under certain circumstances), the Company has agreed to include the Anschutz Designee in the Board's slate of nominees for the election of directors at its annual meetings of shareholders and to recommend the election of the Anschutz Designee as a director. In accordance with this Agreement, Mr. Anschutz is included on the Company's slate of nominees for director at the upcoming Annual Meeting. The Company also has agreed to (i) appoint Mr. Anschutz, but not any other Anschutz Designee, as Vice Chairman of the Board of Directors with such duties as shall be assigned by the Board or the Chairman of the Board, and (ii) appoint the Anschutz Designee, subject to certain conditions, as a member of the Executive, Finance and Compensation and Benefits Committees of the Board. However, the Company is not obligated to cause the Anschutz Designee to become a member of the Compensation and Benefits Committee of the Board if, and only for so long as, in the opinion of tax counsel for the Company, the membership of the Anschutz Designee on such Committee would be likely to cause the disallowance of any federal income tax deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) requires that all members of a compensation committee qualify as "outside directors" in order for a publicly held company to obtain a deduction for certain performance-based compensation awarded to senior executive officers; the Company believes that Mr. Anschutz, by virtue of his having been an officer of SP, would not qualify as an "outside director" under regulations issued under Section 162(m). Accordingly, after consummation of the Acquisition in September 1996, Mr. Anschutz was appointed Vice Chairman of the Company's Board of Directors and a member of the Executive, Finance, and Corporate Governance and Nominating Committees of the Board.

  Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, is required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors (Voting Securities).

  The Anschutz Shareholders Agreement provides for certain "standstill" limitations on the Anschutz Shareholders until September 2003 (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of Voting Securities; the solicitation of proxies with respect to Voting Securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; seeking to control or influence the management, Board or policies of the Company; and the disposition of Voting Securities. In addition, during such "standstill" period, the Anschutz Shareholders have agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion.

Transactions Involving Anschutz Shareholders and Affiliates

  Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, replacing agreements between ANSCO and SP's railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad's rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad's usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. The current annual rental under these agreements is approximately $23,654 and $21,115, respectively, and is subject to annual adjustment. Compensation paid or accrued to the Railroad during 1998 under these agreements totaled approximately $331,000.

  The Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and an affiliate of TAC are parties to a 1990 agreement under which SPTC agreed to sublease office space and communications equipment. The total amount paid by the Railroad under this agreement in 1998 was approximately $67,500.

  Pacific Pipeline System, Inc. (Pacific Pipeline), a majority-owned subsidiary of Anschutz Company, completed construction of a crude oil pipeline on a portion of the Railroad's right-of-way between Santa Clarita and Los Angeles/Long Beach, California in January 1999. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to SPTC, and Pacific Pipeline which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. This opinion was reaffirmed at the time the agreement was amended in June 1996. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 1998 was approximately $3,742,000. Pacific Pipeline also reimbursed the Railroad approximately $183,700 for construction-related expenses. In December 1998, the Railroad invoiced Pacific Pipeline approximately $3,826,000 for rentals under the easement agreement for calendar year 1999. This amount, plus certain fees and charges of approximately $132,600 in respect thereof, was paid by Pacific Pipeline in 1999.

  During 1998, the Railroad, as successor in interest to certain SP subsidiaries, purchased video conferencing services and leased fiber optic circuits for its communications network from Qwest Communications Corporation (QWEST), an affiliate of TAC. The total amount paid or accrued for these services in 1998 was approximately $438,800. The Railroad billed QWEST approximately $1,569,843 for periodic easement rentals and other miscellaneous real estate rentals and approximately $5,859,700 for reimbursement of expenses related to the construction, operation and maintenance of a QWEST fiber optic system along approximately 3,500 miles of the Railroad's right-of-way during 1998. Certain of the easement agreements permit QWEST to settle all or a portion of the required easement rentals, and in 1998 QWEST made a lump sum payment of approximately $22,533,000 to settle such rentals. The terms of the easement agreement, as amended in 1996, were reviewed by an independent appraiser who determined that the rates and other terms of the easement were consistent with similar market transactions and were no less favorable than could be obtained in an arms-length transaction.

Other Business Relationships

  Judith Richards Hope is Senior Counsel to Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 1998 and 1999.

Compensation Committee Interlocks and Insider Participation

  The Compensation and Benefits Committee includes the following non-employee directors: Robert P. Bauman, Richard B. Cheney, E. Virgil Conway, William H. Gray, III, Thomas A. Reynolds, Jr., and Richard D. Simmons.

  The Railroad has a consulting agreement with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges, and paid approximately $748,700 to such firm during 1998 for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

Report on Executive Compensation

  The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company. The Committee offers the following report on its decisions concerning compensation for 1998.

  The Committee's objective is to develop and oversee total compensation programs that provide competitive annual compensation and the opportunity for above average long-term compensation tied to the creation of shareholder value. The Committee believes that superior performance by the Company's executive and management team is essential to maximize shareholder value. This performance will be achieved only if the Company is able to attract outstanding talent, motivate its executive team through incentives tied to the creation of shareholder value, and retain and reward its executives through a competitive compensation program.

  The Committee administers a performance-based executive compensation program consisting of two elements, annual compensation and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of predetermined goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

  Total annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, between 20% and 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer's salary taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for comparable positions at comparable companies, and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance criteria, total cash compensation for executives including salary and bonus could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on Page 35 of this Proxy Statement as well as industrial companies of a similar size in different lines of business with which the Company competes for first-rate executive talent.

  Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder approved formula tied to return on equity
(ROE) and net income. The account is credited only in years where the results from continuing operations of the Company produce a return on average annual shareholder's equity, before accounting changes, of at least 10%. A 10% ROE allows 1.5% of net income to be credited to the reserve fund. An ROE of 12% or greater allows crediting 3% of net income, the maximum amount, to the fund. ROE between 10% and 12% adds, to the base 1.5% credit, .075% of net income for each .1% of ROE over 10%. The Board of Directors may credit to the reserve account all or a portion of the amount produced by this formula. Some portion of the reserve account, based on an assessment of performance as reviewed and approved by the Committee, may then be awarded for the year in the form of executive incentive awards. Awards are based on individual, operating unit and corporate performance and vary from executive to executive. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Internal Revenue Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers (generally the four most highly compensated officers other than the Chief Executive Officer). "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first eleven months of the year.

  In 1998, the Company did not achieve the level of ROE necessary to generate a credit to the EIP reserve fund. While a balance was available in the reserve fund from prior years from which awards could be granted, the Committee approved awards only to certain executives at Overnite Transportation Company (Overnite). Awards were made to eleven Overnite executives totaling $693,000 under the EIP in recognition of Overnite's continuing improved performance. Management recommended and the Committee agreed that no EIP awards should be made to any Company, UP Technologies or Railroad executives, including the CEO and other officers included in the Summary Compensation Table. The decision to forego annual incentive payments to Company, UP Technologies and Railroad executives was consistent with the Committee's pay for performance philosophy and the concept of at-risk executive compensation.

Long-Term Compensation

  The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock options and retention stock awards.

  Stock Options. Stock options are the key element in the Company's long-term compensation program. The size of individual stock option awards is based on the executive's position, experience and performance without giving particular weight to any one factor. The number of options currently held by an executive was not a factor in any award granted in 1998. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to ten years from the date of grant. To assure that stock awards continue to align executive and shareholder interests, the Company maintains guidelines for executive stock ownership levels and has communicated to executives its expectation that they achieve and maintain a specific minimum amount of stock ownership ranging from one to seven times salary, depending on the executive's position with the Company. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock 100% of the profit upon exercise of options, net of taxes and cost of exercise.

  During 1998, management recommended and the Committee approved a special stock option grant from the 1993 Stock Option and Retention Stock Plan to approximately 7,000 Company, UP Technologies and Railroad management employees. The grant has an exercise price of $47.50 and was designed to provide an incentive for the entire executive and non-executive management team to focus on completing the transformation of Union Pacific Railroad and returning the Company to previous levels of profitability and growth.

  Retention Stock. Retention stock grants to executives consist of shares that are subject to forfeiture if the executive terminates employment before the minimum three-year retention period lapses or, in some cases, if certain performance targets are not met. Awards of retention stock are directed towards retention of executives, incentive for long-term performance and alignment of executive interests with other shareholders in the Company.

  Within the basic framework of the Company's long-term compensation philosophy, in 1996 the Committee implemented a Long Term Performance Plan
(LTPP) for all executives and approximately 350 non-executives responsible for key business results. The LTPP was designed to provide an incentive to participants to increase shareholder value. Participants were awarded a three-year stock option grant at an exercise price of $56.50 vesting pro-rata in January of 1998, 1999 and 2000. In addition, participants received retention stock grants equal to 35% of the number of shares covered by the stock option which vest if the stock price targets and in some cases certain operating unit goals are achieved and continued employment requirements described below are met. Retention shares equal to 15% of the stock option grant are subject to a $72 per share target price for the Company's Common Stock; retention shares equal to 10% of the stock option grant are subject to an $82 target price; and retention shares equal to an additional 10% of the stock option grant are subject to a $92 target price. Price levels must be sustained for 20 consecutive days on or before November 20, 2000 and participants must generally remain employed by the Company through November 20, 2000 or later in order to receive the shares.

  In lieu of the retention stock awards described above, the four most highly compensated executive officers for 1996, including the current Chief Executive Officer, received a grant of performance options generally equal to 50% of their three-year LTPP option grant. The grant comprises three installments, becoming exercisable on the date the Company achieves the stock price targets of $72, $82 and $92, respectively, for 20 consecutive days prior to November 20, 2000. Any performance option exercised on or before November 20, 2000 will result in the net shares issued being held by the Company and treated as retention shares, subject to forfeiture if the officer does not remain employed by the Company through November 20, 2000. Unless previously forfeited, all performance options will become exercisable on November 20, 2005, regardless of whether targets have been met.

  Based on the Common Stock price at the time the LTPP was instituted, shareholder value will increase an estimated $3.8 billion if the target of $72 per share is achieved and significantly more if the $82 and $92 targets are reached.

CEO Compensation

  In 1998, the Company's most highly compensated officer was Richard K. Davidson, Chairman and Chief Executive Officer. Mr. Davidson's base salary was established by the Board of Directors in November 1996 based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals and data on competitive CEO compensation.

  During the January 1999 Board meeting all non-employee directors met in Executive Session to review the performance of the Chairman and CEO and the Company for the year as described under "Evaluation of the Chairman and CEO" on Pages 15-16 of this Proxy Statement and discussed below.

  The Company's financial performance during 1998 was significantly affected by the service crisis experienced by the Railroad, its largest operating unit. Overall, the Company posted a net loss of $86 million before the effect of the write down of Overnite. The Company posted losses in the first and second quarters of the year and returned to profitable operations in the third quarter, posting a net income of $34 million. This favorable trend continued in the fourth quarter, with the Company posting net income of $96 million before the effect of the Overnite write down.

  Although 1998 was a difficult year both financially and operationally, Mr. Davidson has led the Company in accomplishing a number of key objectives and in building a solid foundation for future growth.

  The Railroad completed the integration of the last of the four SP regions into the Railroad's Transportation Control System, which helped to pave the way for the Railroad service turnaround. In addition, under Mr. Davidson's leadership, a major transformation of the Railroad operations was undertaken. Recognizing that a decentralized structure of the Railroad could better support the customer demands of the combined operations, the Railroad realigned its Operating Department into three independent regions and created a new network design and integration function to align capabilities with customer requirements. The new organization structure will be more customer responsive and provide the decentralized leadership and resources necessary to manage the Railroad.

  During 1998, the Railroad continued its focus on quality processes as confirmed by receiving international quality recognition in the form of ISO9002 certification for all aspects of its freight transportation service. Union Pacific is the first railroad to receive this prestigious designation.

  The Railroad was also successful during the year in prevailing before the Surface Transportation Board (STB), where certain parties had attempted to gain additional access to shippers located on the Railroad's tracks in the Houston area. The STB rejected the so-called "consensus plan" sponsored by a group of shippers, two affiliated railroads and the Texas Railroad Commission, which sought to use the Railroad's service problems to require the Railroad to divest or grant trackage rights over certain of its lines to other carriers. In a separate proceeding, the STB indicated that there was no longer a service emergency in the Houston area.

  Overnite continued to improve its operating results for 1998, achieving $40 million in net income before the impact of the write-off of goodwill, an increase of 66%. The positive earnings performance established last year was a direct result of the continued focus on quality of service, yield, cost control and revenue growth. Overnite also achieved 9% revenue growth and improved its operating ratio two full points to 94.8%.

  As previously mentioned in the report, Mr. Davidson, in consultation with the other senior executives of the Company, recommended that EIP awards should not be made to any Company, UP Technologies or Railroad executive for 1998. After thorough review of the Company's performance during 1998, the Committee concurred with Mr. Davidson's recommendation and, accordingly, EIP awards were not granted to these individuals, including Mr. Davidson. The Committee strongly believes that Mr. Davidson has taken the steps necessary to return the Company to profitability and, consistent with the intent of the special stock option grant described on Page 24, awarded him a 100,000 share stock option at the November Board meeting.

                               The Compensation and Benefits Committee

                                      E. Virgil Conway, Chair
                                      Robert P. Bauman
                                      Richard B. Cheney
                                      William H. Gray, III
                                      Thomas A. Reynolds, Jr.
                                      Richard D. Simmons

Summary Compensation Table

  The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.


                                                          Long-
                                                    Term Compensation
                                                  ----------------------
                               Annual Compensation                 Awards        Payouts
                     -----------------------------------------------------------------------------
                                                       Other
                                                      Annual Restricted                  All Other
       Name and                                      Compen-      Stock Options/  LTIP    Compen-
  Principal Position    Year  Salary    Bonus      sation(a)  Awards(b)  SARs(c) Payouts sation(d)
--------------------------------------------------------------------------------------------------

Richard K. Davidson     1998 $800,000 $       0     $95,005  $       0  100,200    $ 0    $43,090
 Chairman and CEO       1997  800,000         0     100,883          0        0      0     60,320
                        1996  700,000 1,075,000      87,984     79,100  843,500      0     35,492

Jerry R. Davis          1998  600,000         0         342          0      200      0     50,350
 Vice Chairman of the   1997  600,000         0         481          0        0      0    449,869
 Railroad(e)            1996  600,000   560,000           0          0  270,000      0    204,500

Ivor J. Evans           1998  147,223   500,000(g)        0  3,210,000  190,000      0     13,080
 President and COO of
 the Railroad(f)

Carl W. von Bernuth     1998  381,000         0         163          0   35,200      0     18,551
 Senior Vice President, 1997  360,000         0         148          0        0      0     34,670
 General Counsel        1996  345,000   612,000         150          0  202,500      0     16,480
 and Secretary

Robert F. Starzel       1998  350,040         0         149          0   18,200      0    175,981
 Senior Vice President, 1997  350,040   200,000         161          0        0      0    160,938
 Corporate Relations(h) 1996  350,040   615,000(i)        0  1,648,388   40,500      0    221,558

---------

(a) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans and certain personal benefits, including the following: for Mr. Davidson in 1998, 1997 and 1996--use of corporate transportation $38,740, $52,230 and $42,269, respectively, and tax and financial counseling services $53,660, $43,730 and $35,865, respectively. Other Annual Compensation below disclosure thresholds has been omitted.

(b) Aggregate restricted stock holdings and the value thereof as of December 31, 1998: Mr. Davidson, 16,272 shares, $733,257; Mr. Evans, 80,000 shares,
    $3,605,000; and Mr. Starzel, 29,175 shares, $1,314,698. Dividends on
    14,872 of Mr. Davidson's
   shares accumulate but will not be paid until the lapse of the restricted periods and will be subject to forfeiture if service requirements are not met. Dividends on the remainder of Mr. Davidson's, all of Mr. Evans' and 15,000 of Mr. Starzel's shares will be paid at the same rate and time as dividends on all other shares of Common Stock. The remainder of Mr. Starzel's shares are retention shares as described on Pages 24-25. Dividends on these shares will be forfeited until such time as related performance criteria are met.

(c) Amounts for 1996 represent three-year grants awarded in November 1996. For a description of these grants, see "Report on Executive Compensation-Long Term Compensation".

(d) All Other Compensation for 1998 consists of Company-matched thrift plan contributions (Mr. Davidson $24,000, Mr. Davis $18,000, Mr. von Bernuth $11,430, and Mr. Starzel $10,501), and life insurance premiums in 1998 (Mr. Davidson $19,090, Mr. Davis $32,350, Mr. Evans $13,080, Mr. von Bernuth $7,121 and Mr. Starzel $15,480). The amounts for Mr. Davis in 1997 and 1996 include portions of a home purchase loan forgiven by the Company ($400,000 in 1997 and $200,000 in 1996) in accordance with an agreement previously entered into between Mr. Davis and SP. The amounts for Mr. Starzel include portions of a home purchase loan forgiven by the Company ($150,000 in 1998, 1997 and 1996) in accordance with an agreement previously entered into between Mr. Starzel and SP, and a one-time cash payment in 1996 of approximately $67,000 in lieu of vacation.

(e) Mr. Davis served as President and CEO of SP through September 11, 1996, as President, Southern Pacific Rail Operations of the Railroad from September 12, 1996 until November 6, 1996 and President and COO of the Railroad from November 7, 1996 through September 15, 1998 when he was elected Vice Chairman of the Board and a director of the Railroad.

(f) Mr. Evans joined the Railroad as President and COO on September 15, 1998.

(g) The bonus for Mr. Evans represents a one-time award to replace compensation forfeited by Mr. Evans upon leaving his previous employment.

(h) Mr. Starzel, the former Vice Chairman of SP, served as Vice President-Western Region of the Railroad from September 24, 1996 to April 30, 1998 when he was elected Senior Vice President-Corporate Relations of the Company.

(i) Includes $350,000 representing a one-time award in connection with Mr. Starzel's continuing employment with the Company after the SP acquisition.
---------

  In order to induce Mr. Evans to become the President and Chief Operating Officer of the Railroad, the Company agreed to pay Mr. Evans a guaranteed bonus of $300,000 for 1999, payable following the end of the year. The Company also agreed that in the event Mr. Evans' employment is involuntarily terminated within three years of the date he commenced his employment, other than for cause, Mr. Evans will be entitled to a severance payment of two years' salary and bonus (not including the one-time initial employment award) and early vesting of the Retention Stock awarded to him in connection with joining the Company. "Cause" means the willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

Security Ownership of Management

  The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of February 8, 1999 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                        Number of
                                          Shares
                                       Beneficially                               Percent of
          Name                          Owned (a)                                   Class
          ----                         ------------                               ----------
   Richard K. Davidson                  1,150,060                                   0.46%

   Jerry R. Davis                         128,120                                   0.05%

   Ivor J. Evans                           80,000                                   0.03%

   Carl W. von Bernuth                    413,283                                   0.17%

   Robert F. Starzel                       56,175                                   0.02%

---------
(a) Included in the number of shares beneficially owned by Messrs. Davidson, Davis, von Bernuth and Starzel are 964,418, 120,000, 378,343 and 27,000 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Also included in the number of shares owned by Messrs. Davidson, Evans and Starzel are 16,272, 80,000 and 29,175 restricted shares, respectively, awarded under the 1993 Stock Option and Retention Stock Plan.
---------

Option/SAR Grants Table

  The following table sets forth information concerning individual grants of stock options during 1998 to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                      Individual Grants
                     ------------------------------------------------------
                     Number of
                     Securities   % of Total
                     Underlying    Options/
                      Options/       SARs    Exercise            Grant Date
                        SARs      Granted to or Base  Expiration  Present
  Name                Granted     Employees   Price      Date    Value (a)
  ----               ----------   ---------- -------- ---------- ----------
Richard K. Davidson       200(b)    0.001%    $55.00    4/30/08  $   2,422
                      100,000        0.64%     47.50   11/19/08  1,046,000

Jerry R. Davis            200(b)    0.001%     55.00    4/30/08      2,422

Ivor J. Evans         100,000(c)     0.64%     39.78    9/15/08    876,000
                       50,000(d)     0.32%     39.78    9/15/08    438,000
                       40,000        0.26%     47.50   11/19/08    418,400

Carl W. von Bernuth       200(b)    0.001%     55.00    4/30/08      2,422
                       35,000        0.22%     47.50   11/19/08    366,100

Robert F. Starzel         200(b)    0.001%     55.00    4/30/08      2,422
                       18,000        0.11%     47.50   11/19/08    188,280

---------
(a) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 24.2%; expected dividend yield, 1.8%; expected option term, 4 years; and risk-free rate of return, 4.5%.
(b) These options were granted as part of a one-time program granting 200-share options to all employees of the Company and the Railroad and will become exercisable on May 1, 2001.
(c) One-third of this option grant becomes exercisable on each of September
    15, 1999, 2000 and 2001. The first 2,500 shares of each third of this option were granted in the form of an incentive stock option and the balance in the form of a non-qualified option.
(d) One-third increments of this option become exercisable upon achieving, on or prior to September 15, 2001, stock prices of $65 per share for 20 consecutive days, $75 per share for 20 consecutive days and $85 per share for 20 consecutive days, provided that no option may be exercised prior to September 15, 1999. In any event, all three increments become exercisable on September 15, 2007, unless previously forfeited. Shares representing the net gain on any portion of this option that is exercised on or prior to September 15, 2001 will be treated as restricted shares, vesting of which is subject to continuing employment by the Company through September 15, 2001, subject to certain exceptions.
---------

Option/SAR Exercises and Year-End Value Table

  The following table sets forth individual exercises of stock options during 1998 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                            Number of
                                           Securities
                                           Underlying     Value of
                                           Unexercised  In-the-Money
                                          Options/SARs  Options/SARs
                                           at Year-End   at Year-End
                                          ------------- -------------
                       Shares
                     Acquired On  Value   Exercisable/  Exercisable/
  Name                Exercise   Realized Unexercisable Unexercisable
  ----               ----------- -------- ------------- -------------
Richard K. Davidson        0       $ 0       776,918     $5,635,029
                                             756,200              0

Jerry R. Davis             0         0        60,000              0
                                             210,200              0

Ivor J. Evans              0         0             0              0
                                             190,000        792,374

Carl W. von Bernuth        0         0       333,343      3,447,046
                                             192,700              0

Robert F. Starzel          0         0        13,500              0
                                              58,700              0

Defined Benefit Plans

  Pensions for non-agreement employees of the Company, the Railroad and Union Pacific Technologies are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings). Regular compensation for this purpose is generally the aggregate amount reflected in the salary and bonus columns of the Summary Compensation Table.

  The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of employment and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Internal Revenue Code of 1986, as amended (the
Code), and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Davidson, Davis, Evans, von Bernuth and Starzel have accrued benefits under the Supplemental Plan.

  The credited years of service and approximate final average earnings (as of February 28, 1999) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 38, $1,626,000; Mr. Davis 36, $511,200; Mr. Evans 5 (vesting of which is subject to continuing employment by the Railroad through September 15, 2003, subject to early vesting in certain circumstances), $500,000; Mr. von Bernuth 19, $871,500 and Mr. Starzel 10, $350,000.

  The Company has purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

  The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon final average earnings and years of employment is illustrated in the following table:

                                       Years of Employment
            -------------------------------------------------------------------------
   Final     5 Yrs    10 Yrs   15 Yrs   20 Yrs   25 Yrs   30 Yrs   35 Yrs    40 Yrs
  Average   Employ-  Employ-  Employ-  Employ-  Employ-  Employ-   Employ-   Employ-
 Earnings     ment     ment     ment     ment     ment     ment     ment      ment
 --------   -------- -------- -------- -------- -------- -------- --------- ---------
 $ 350,000  $ 27,940 $ 55,870 $ 83,810 $111,750 $139,680 $167,590 $ 183,850 $ 200,110
   400,000    32,100   64,210   96,310  128,420  160,520  192,590   211,350   230,110
   600,000    48,770   97,550  146,320  195,100  243,870  292,590   321,350   350,110
   800,000    65,440  130,890  196,330  261,780  327,220  392,590   431,350   470,110
 1,000,000    82,110  164,230  246,340  328,460  410,570  492,590   541,350   590,110
 1,200,000    98,780  197,570  296,350  395,140  493,920  592,590   651,350   710,110
 1,400,000   115,450  230,910  346,360  461,820  577,270  692,590   761,350   830,110
 1,600,000   132,120  264,250  396,370  528,500  660,620  792,590   871,350   950,110
 1,800,000   148,790  297,590  446,380  595,180  743,970  892,590   981,350 1,070,110
 2,000,000   165,460  330,930  496,390  661,860  827,320  992,590 1,091,350 1,190,110

  The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse's benefit, and reflect offsets for Social Security and Railroad Retirement.

  Pursuant to a supplemental retirement agreement previously entered into with SP, Mr. Starzel has been granted an additional monthly benefit of $10,000 (adjusted for inflation from July 1, 1995) beginning at age 62.

Five-Year Performance Comparison

  The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation, Burlington Northern, Inc. (BNI), and Santa Fe Pacific Corporation (SFP) (after September 1995, BNI and SFP were merged to form Burlington Northern Santa Fe Corporation). In addition, until the third quarter of 1996, when the Company's oil, gas and mineral operations were spun off, the peer group also included the following companies: Burlington Resources, Inc., El Paso Natural Gas Co., Santa Fe Energy Resources, Inc., Santa Fe Pacific Gold Corporation, and Catellus Development Corp. (the former real estate development subsidiary of Santa Fe).

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                         UPC, S&P 500 AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)            UPC         S&P 500     Peer Group
-------------------          ----------     ---------     ----------
Measurement Pt-  12/93       $100.000       $100.000     $100.000
FYE   12/94                  $ 74.772       $101.358     $ 87.152
FYE   12/95                  $111.903       $139.311     $119.736
FYE   12/96                  $155.132       $171.213     $133.611
FYE   12/97                  $166.098       $228.296     $154.334
FYE   12/98                  $121.591       $293.448     $156.576

  (2) RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 1999 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

  A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

  The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

                           (3) SHAREHOLDER PROPOSAL

  Sally Kozlik, 213 Westwood Drive, Park Forest, Illinois, 60466, the beneficial owner of 65 shares of the Company's Common Stock, has submitted the following proposal. The Board of Directors recommends a vote against this proposal. The vote required for approval would be a majority of the votes cast on this proposal.

Proposal

  The following proposal is recommended to the Board for its approval: except to the extent compensation is subject to an agreement with the Company on the date hereof, the total of bonus and other annual compensation for the Company's chief and other executive officers shall not exceed 10 percent of their respective annual salaries.

  At the time Ms. Kozlik submitted her proposal she stated:

  "Personally, I think a company that reimburses its officers with bonuses far in excess of their respective annual salaries (in some instances double the salary!) should change its compensation program. The money spent on bonuses would be far better invested in capital improvements. I wager the majority of other shareholders will agree with me. I look forward to seeing my proposal in the proxy statement for the next Annual Meeting.

  With such a foolishly generous compensation program, maybe I should be seeking employment at UP instead of buying shares."

Recommendation of the Board of Directors

  The Board of Directors believes that the executive team necessary to achieve outstanding performance and maximize shareholder value can best be attracted, retained and motivated through a competitive executive compensation program tied to the creation of shareholder value as described in the Report on Executive Compensation of the Compensation Committee beginning on Page 21 of this Proxy Statement. In keeping with the basic philosophy of pay for performance, no incentive compensation awards were made to senior executives in 1998 and only limited awards were made in 1997.

  If the foregoing proposal were adopted, the Board believes the Company would have to substantially raise base annual salaries in order to remain competitive or risk losing its most talented executives. This strategy, moreover, would defeat the objective of aligning the financial interests of the executive team with the best interests of the shareholders. The Board is of the opinion that the Company's current executive compensation program achieves the balance of motivating the executive team to increase shareholder value through performance-based compensation under shareholder approved incentive compensation plans, while providing a competitive compensation package.

  The Board of Directors recommends a vote AGAINST this proposal.

                                OTHER BUSINESS

  The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                   Carl W. von Bernuth
                                                   Senior Vice President,
                                                   General Counsel and
                                                    Secretary

Any security holder wishing to receive, without charge, a copy of Union Pacific's 1998 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission or the Company's report, "Commitment to Workplace Diversity", should write to Secretary, Union Pacific Corporation, 1717 Main Street, Suite 5900, Dallas, TX 75201-4605

                                    [LOGO]

  [LOGO OF         UNION PACIFIC                            PROXY
UNION PACIFIC       CORPORATION                SOLICITED BY BOARD OF DIRECTORS
APPEARS HERE]     1717 Main Street              ANNUAL MEETING April 16, 1999
                     Suite 5900                    SALT LAKE CITY, UTAH
                  Dallas, TX 75201


The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 16, 1999 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2 and AGAINST proposal 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)



                           UNION PACIFIC CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ___

The Board of Directors recommends a vote FOR all nominees in the election of Directors, FOR proposal 2 and AGAINST proposal 3.


1. Election of Directors --                  For  Withhold  For All                                         For   Against   Abstain
                                             All    All     Except    2. Ratify appointment of Deloitte &
   Nominees: P.F. Anschutz, R.P. Bauman,                                 Touche as independent auditors.    ----   ----      ----
             R.B. Cheney, E.V. Conway,       ----   ----     ----
             R.K. Davidson, T.J. Donohue,                             3. Shareholder proposal regarding
             S.F. Eccles, I.J. Evans,                                    executive compensation.            ----   ----      ----
             E.T. Gerry, Jr., W.H. Gray, III,
             J.R. Hope, R.J. Mahoney,                                    The undersigned acknowledges receipt of the Notice of
             R.D. Simmons                                                Annual Meeting of Shareholders and of the Proxy Statement.

                                                                         Dated:                                         , 1999
------------------------------------------------                               ----------------------------------------
    (Except nominee(s) written above)
                                                                         Signature(s)
                                                                                     -----------------------------------------

                                                                         -----------------------------------------------------
                                                                         Please sign exactly as name appears. Joint owners
                                                                         should each sign personally. Where applicable,
                                                                         indicate your official position or representative
                                                                         capacity.

[LOGO OF UNION PACIFIC APPEARS HERE]        CONFIDENTIAL VOTING INSTRUCTIONS FOR
                                            ANNUAL MEETING APRIL 16, 1999



To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 8, 1999, under one more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders to be held on April 16, 1999, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the Meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors, For proposal 2 and
                                                             ---
Against proposal 3; if I do not return my card, the shares that may be allocated
-------
to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Harris Trust & Savings Bank at 1-800-317-2512 for additional instruction cards.


Union Pacific Corporation Thrift Plan    Union Pacific Corporation Thrift Plan
 (UPTP)                                   PAYSOP (UPSP)
Union Pacific Resources Group Inc.       Union Pacific Corporation Employee
 Employees' Thrift Plan (RSTP)            Stock Ownership Plan (TRASOP) (USOP)
Union Pacific Agreement Employee
 401(k) Retirement Thrift Plan (UPAT)
Union Pacific Fruit Express Company
 Agreement Employee 401(k) Retirement
 Thrift Plan (UPFE)
Southern Pacific Rail Corporation
 Thrift Plan (SPTP)
Chicago and North Western Railway
 PS and Retirement Savings Program                (Continued and to be signed on
 (CNWP)                                             reverse side.)








                           UNION PACIFIC CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ___


The Board of Directors recommends a vote For all nominees in the election of
                                         ---
Directors, For proposal 2 and Against proposal 3.
           ---                -------
1.  Election of Directors __                  For        Withhold        For All
                                              All           All          Except
    Nominees: P.F. Anschutz, R.P. Bauman,
              R.B. Cheney, E.V. Conway,       ___        ________        _______
              R.K. Davidson, T.J. Donohue,
              S.F. Eccles, I.J. Evans,
              E.T. Gerry, Jr., W.H. Gray, III,
              J.R. Hope, R.J. Mahoney,
              R.D. Simmons





---------------------------------------
(Except nominee(s) written above.)


                                              For        Against        Abstain
2.  Ratify appointment of Deloitte &
    Touche as independent auditors.           ___        ________       _______


3.  Shareholder proposal regarding
    executive compensation.                   ___        ________       _______


    The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.


    Dated:_____________________________________, 1999

    Signature________________________________________

    _________________________________________________
    Please sign exactly as name appears.